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                                                                       Exhibit 5

June 2, 1997

To: The Board of Directors of BANC ONE CORPORATION

I have acted as counsel to BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 382,250 shares of common stock, no par value ($5 stated value), of BANC ONE (the "Shares"). The Shares may be issued pursuant to the Liberty Bancorp, Inc. 1990 Stock Option Plan (the "Plan").

In rendering this opinion, I have examined or caused to be examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments and have made such other and further investigations as I have deemed necessary or appropriate for the purposes of this opinion

Based upon and subject to the foregoing and after examination of such matters of law as I have deemed applicable or relevant to this opinion, I am of the opinion that the Shares which may be issued by BANC ONE pursuant to the Plan, when issued and paid for in accordance with the terms of the Plan, will be duly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/  Steven Alan Bennett

Steven Alan Bennett
Senior Vice President and
General Counsel

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